Exhibit 99.1
For Immediate Release

Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Second Quarter Results
INDIANA, PENNSYLVANIA, August 7, 2008 – Superior Well Services, Inc. (NASDAQ: SWSI), a provider of technical pumping and down-hole surveying oilfield services, announced today its second quarter 2008 results. Highlights for the quarter include:
•	Increased revenues to a record $119.7 million for the second quarter, an increase of 41% over the same quarter last year and a sequential increase of 28% over the first quarter of 2008.

•	Generated operating income of $16.6 million, an increase of 0.8% over the same quarter last year and an increase of 224.6% over the first quarter of 2008, reflecting improvements in activity and increased operating efficiencies.

•	Increased net income to $9.6 million resulting in earnings per fully diluted share of $0.41 for the second quarter of 2008. Net income decreased 5.6% from the same quarter last year and increased sequentially by 299.1% over the first quarter of 2008.

•	Acquired a wireline business in July 2008 to complement and strengthen our position in the increasingly active Rocky Mountain region.
For the three months ended June 30, 2008, revenues increased 41% to $119.7 million compared to $84.8 million for the three months ended June 30, 2007. Operating profit was $16.6 million for the three months ended June 30, 2008, a 0.8% increase compared to the three months ended June 30, 2007 and a sequential increase of 224.6% from the first quarter of 2008. Net income for the three months ended June 30, 2008 totaled $9.6 million, while diluted earnings per share increased to $0.41. EBITDA, a non-GAAP financial measure, totaled $26.0 million, a 15.1% increase compared to the three months ended June 30, 2007. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release.
David Wallace, Chief Executive Officer, said, “Our second quarter results reflect an improved market environment, as operators increased their drilling activity, which increased demand for our well completion services. Increased utilization, better ability to pass through material cost increases, successful installation of bulk handling infrastructure and high service quality all combined to produce company records for revenues and EBITDA. Revenues grew 41% for the quarter when compared to the second quarter of last year and were 28% above revenues generated during the first quarter of 2008. Our service centers are strategically positioned in the country’s most prolific and active plays including the Bakken, Haynesville, Woodford and Marcellus shales, which represent opportunities for multi-year revenue growth. The Haynesville shale play in particular requires our more technical pumping expertise for cementing and stimulating deeper, hotter and higher pressure down hole environments. We believe the rapid production decline rates of these plays, combined with the increasing use of directional drilling and multi-stage fracture stimulation required to make these plays work, will result in rising demand for the types of services we offer. Although we experienced increased pricing competition in certain locations during the second quarter, we expect demand for our services to increase and anticipate a positive pricing environment through the second half of this year.”
Stimulation, nitrogen, cementing and down-hole surveying revenues presented 63.9%, 6.6%, 18.5% and 11.0% of our total revenues of $119.7 million in the second quarter of 2008, respectively. Each of our operating regions had revenue increases compared to second quarter of 2007. Increased activity levels at new and existing service centers led to the increases in 2008. New centers include organic start-up locations and acquisitions that have less than twelve months operating history with us.

Cost of revenues was $92.4 million, or 77.2% of revenues, during the second quarter of 2008, compared to $59.5 million or 70.1% percent of revenues during the second quarter of 2007. As a percentage of revenues, cost of revenues increased due principally to higher material costs for the second quarter of 2008 compared to the second quarter of 2007. As a percentage of revenue, material costs increased 5.7% for the second quarter of 2008 compared to the second quarter of 2007 due to higher sand, chemical and cement costs, as well as transportation expenses incurred to deliver materials. Labor expenses as a percentage of revenues increased from 18.9% in the second quarter of 2007 to 19.6% in the second quarter of 2008 due to wage inflation and lower personnel utilization at our new service centers.
Selling, general and administrative, or SG&A, expenses were $10.7 million for the second quarter of 2008 compared to $8.8 million for to the second quarter of 2007, an increase of 20.8%. This increase was primarily due to higher labor expenses associated with increased activity levels. As a percentage of revenue, SG&A expenses declined from 10.4% in the second quarter of 2007 to 8.9% in the second quarter of 2008. The percentage decline was due to the ability to leverage the fixed cost component of these costs over a higher base of revenue. Labor expenses increased $1.5 million in the second quarter of 2008 compared to the second quarter of 2007 because we hired additional management, sales and administrative personnel to manage the growth in our operations. Approximately $0.7 million of the labor expense increases in the second quarter of 2008 compared to the second quarter 2007 is related to our new service centers. As a percentage of revenue, the portion of labor expenses included in SG&A expense decreased from 5.9% in the second quarter of 2007 to 5.5% in the second quarter of 2008.
Operating income was $16.6 million for the second quarter of 2008 compared to $16.5 million for the second quarter of 2007, an increase of 0.8%. The primary reason for the increase was higher revenues due to increased activity levels at new and existing service centers. This increase in revenue was partially offset by the increases in our cost of revenue and SG&A expenses as described above.
Capital Investments
During the first six months of 2008, our capital expenditures for new property, plant and equipment were $50.6 million, compared to $61.4 million for the same period last year. In July 2008, we purchased the assets of Nuex Wireline, Inc. for $6.0 million to expand our presence in the growing Rocky Mountain region. Our capital expenditure budget for 2008 increased from $65.0 million to $75.0 million.
Liquidity
At June 30, 2008 we had $36.5 million of total debt. Our combined borrowing capacity at the end of the second quarter on our revolving credit facility and standby term loan was $9.6 million. In July 2008, our revolving credit facility was amended to increase the borrowing capacity to $45 million.
We will host a conference call on Thursday, August 7th at 11:00 a.m. ET to review these results. To participate in the call, please dial 800-798-2801 and ask for the Superior Well Services, Inc. 2008 second quarter financial results conference call. The confirmation code for the meeting is 96596712. A replay of the call will be available through August 22nd at 888-286-8010. The conference ID for the replay is 72871353.
A simultaneous webcast of the call may be accessed over the Internet at http://www.swsi.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days through August 22.
About Superior Well Services
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company that offers a complete suite of completion and workover services to its customers in every major oil and gas basin from the Appalachia Basin to the Rocky Mountains. The company provides its services through 26 service centers located in Cottondale, Alabama; Van Buren, Arkansas; Brighton and Trinidad, Colorado; Bossier City, Louisiana; Gaylord, Michigan; Columbia, Mississippi; Wooster, Ohio; Artesia and Farmington, New Mexico; Williston, North Dakota; Hays, Kansas; Cleveland, Clinton, Enid and Hominy, Oklahoma; Bradford, Black Lick and Mercer, Pennsylvania; Alvarado, Texas; Vernal, Utah; Norton, Virginia; Buckhannon, Jane Lew and Kimball, West Virginia; as well as Rock Springs, Wyoming.

[1]	The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, overcapacity and competition in our industry, unanticipated costs, delays and other difficulties in executing our growth strategy, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2007	2008	change	2007	2008	change
Revenue	$84,807	$119,734	41.2%	$161,515	$213,174	32.0%
Cost of revenue	59,480	92,435	55.4%	113,466	171,212	50.9%

Gross profit	25,327	27,299	7.8%	48,049	41,962	(12.7)%
Selling, general and administrative expenses	8,844	10,682	20.8%	17,292	20,226	17.0%

Operating income	16,483	16,617	0.8%	30,757	21,736	(29.3)%
Interest expense	47	233		106	410
Other income (expense), net	209	(40)		767	(383)

Income before income taxes	16,645	16,344	(1.8)%	31,418	20,943	(33.3)%
Income taxes
Current	4,792	2,165		8,936	3,173
Deferred	1,693	4,588		3,314	5,777

	6,485	6,753		12,250	8,950

Net income	$10,160	$9,591	(5.6)%	$19,168	$11,993	(37.4)%

Earnings per share:
Basic	$0.44	$0.41	(6.8)%	$0.83	$0.52	(37.3)%

Fully diluted	$0.44	$0.41	(6.8)%	$0.83	$0.52	(37.3)%

Weighted average shares outstanding:
Basic	23,102,046	23,152,566		23,097,262	23,146,962
Fully diluted	23,166,307	23,269,440		23,188,524	23,273,029
Revenue by operating region (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
Region	2007		2008		2007		2008
Appalachian	$35,225	41.5%	$45,874	38.3%	$67,758	42.0%	$81,700	38.3%
Southeast	16,741	19.8	22,422	18.7	29,867	18.5	39,561	18.6
Rocky Mountain	9,353	11.0	14,378	12.0	17,773	11.0	23,223	10.9
Southwest	9,474	11.2	14,832	12.4	17,947	11.1	28,928	13.6
Mid-Continent	14,014	16.5	22,228	18.6	28,170	17.4	39,762	18.6

Total	$84,807	100.0%	$119,734	100.0%	$161,515	100.0%	$213,174	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2008		2007		2008
Technical pumping services	$71,572	84.4%	$106,528	89.0%	$138,852	86.0%	$189,616	89.0%
Down-hole surveying services	13,235	15.6	13,206	11.0	22,663	14.0	23,558	11.0

Total revenue	$84,807	100.0%	$119,734	100.0%	$161,515	100.0%	$213,174	100.0%

Supplemental data (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
Depreciation and amortization	$5,935	9,464	$10,938	18,110
Capital expenditures	30,815	22,992	69,307	50,644
Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
Reconciliation of EBITDA to Net Income:
Net income	$10,160	$9,591	$19,168	$11,993
Income tax expense	6,485	6,753	12,250	8,950
Interest expense	47	233	106	410
Depreciation and amortization	5,935	9,464	10,938	18,110

EBITDA	$22,627	$26,041	$42,462	$39,463

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